Exhibit 23.3

Zhejiang Taihang Law Firm（浙江泰杭律师事务所）

Floor 20th, Hanjia international Building, No.8 Dangui Street, Shangcheng District, Hangzhou, Zhejiang，China

Dec 23, 2022

To:

Bit Brother Limited (the “Company”)

15/F, Block A, Kineer Business Centre, 53 Binjiang Road, Yuelu District, Changsha,

Hunan Province, China 410023

Dear Sir/Madam:

We are lawyers licensed and qualified to practice law in the People’s Republic of China (“PRC”) and have acted as special PRC counsel of the Company to issue this letter of legal opinion (the “Legal Opinion”) for the matters regarding “Approvals from the CSRC and the CAC” dated as of Dec 23, 2022. In connection with the above Legal Opinions, we hereby consent:

1. to the references to our firm in connection with the registration statement of the Company on Form F-3 (File No. 333-258355), including all amendments or supplements thereto (the “Registration Statement”), initially filed by the Company with the Securities and Exchange Commission (the “SEC”) on August 2, 2021 under the U.S. Securities Act of 1933 (as amended), and

2. to the filing with the SEC of the above Legal Opinion as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours sincerely,

/s/ Wang Zheng, Huang Rong
Name:	Wang Zheng, Huang Rong
Title:	Director, Lawyer

on behalf of : Zhejiang Taihang Law Firm（浙江泰杭律师事务所）

Address: Floor 20th, Hanjia international Building, No.8 Dangui Street, Shangcheng District,

Hangzhou, Zhejiang 310018, P. R. China

Web：http://www.taihanglawyer.com

Tel: +86-571-85862509